Exhibit 99.1

REMARKETING TERMS SUMMARY

On April 25, 2014 (absent a Failed Remarketing), the class A-7 notes will be reset from their current terms to the following terms, which terms will be applicable until the final maturity date for the class A-7 notes (definitions for certain capitalized terms may be found in the Glossary at the end of the remarketing memorandum dated April 17, 2014):

Original principal amount	$327,810,000(1)
Current outstanding principal amount	$327,810,000(1)
Principal amount being remarketed	$327,810,000
Remarketing Terms Determination Date	April 14, 2014
Notice Date(2)	April 17, 2014
Spread Determination Date(3)	April 17, 2014
Current Reset Date	April 25, 2014
All Hold Rate	N/A(4)
Next applicable Reset Date	N/A(5)
Interest rate mode	Floating
Index	Three-Month LIBOR(6)
Spread	Plus 0.60%
Day-count basis	Actual/360
Weighted average remaining life	(7)

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(1)  The class A-7 notes were originally issued in Pounds Sterling and both their original and current outstanding principal balance is equal to £189,649,986.  The U.S. Dollar equivalent of this principal balance has been calculated using an exchange rate of $1.7285 = £1.00.
(2)  The class A-7 notes were denominated in a non-U.S. Dollar currency during their current reset period and therefore, pursuant to their terms, the class A-7 notes are subject to a mandatory tender.
(3)  The applicable Spread was determined on April 17, 2014.
(4) The All Hold Rate is not applicable.
(5) Absent a failed remarketing of the class A-7 notes, there will be no subsequent reset dates for the class A-7 notes.
(6)  Three-month LIBOR will be reset on each LIBOR Determination Date in accordance with the procedures set forth under “Description of the Notes—Determination of Indices—LIBOR” in the remarketing memorandum dated April 17, 2014.
(7) The projected weighted average remaining life to maturity for the class A-7 notes (and assuming a successful remarketing of such notes on the current reset date) under various usual and customary prepayment scenarios may be found under “Prepayments, Extensions, Weighted Average Remaining Life and Expected Maturity of the Class A-7 Notes” attached as Exhibit I to the remarketing memorandum dated April 17, 2014.